EXHIBIT 10.2
THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

U.S. $250,000	Original Issue Date: December 29, 2005
Holder: Global Matrechs, Inc.

NOTE DUE JANUARY 1, 2011

THIS NOTE is made by TRUE TO FORM LIMITED, INC., a Massachusetts corporation, having a principal place of business at 91 French Avenue, Braintree, Massachusetts 02184(the “Company”) and issued to GLOBAL MATRECHS, INC., a Delaware corporation (the “Holder”), having a principal place of business at 90 Grove Street, Suite 201, Ridgefield, Connecticut 06877, as partial consideration for the sale of 100 shares of common stock of the Company by the Holder to Mark Allen in connection with that certain Stock Purchase Agreement dated the date hereof by and among the Holder, the Company and Mark Allen.

FOR VALUE RECEIVED, the Company promises to pay to the Holder or registered assigns, the principal sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), with interest, which interest shall begin accruing on April 1, 2006, at an initial rate equal to the Prime Rate (as defined below) plus one percent (1%) per annum initially calculated on the March 31, 2006, such interest rate to be subsequently adjusted on the last day of each subsequent Measurement Period (as defined below) based on the Prime Rate (as defined below) plus one percent (1%) per annum on such Calculation Date. Interest shall be calculated daily on the basis of a 365-day year. This Note shall become payable, as follows:

(i) Commencing on April 1, 2006, beginning on the 45th day following the last day of each Measurement Period (as defined below) (each such 45th day a “Payment Date”), the Company shall be required to make the Base Payment (as defined below) to the Holder. For avoidance of doubt, on any particular Payment Date, no Base Payment shall be payable unless, during the applicable Measurement Period, the Company’s gross sales shall have been greater than the Sales Target (as defined below).

(ii) On the Maturity Date, all principal and interest then outstanding shall become immediately due and payable.

On each Payment Date, the Company shall provide to the Holder a written statement, together with such supporting documentation as the Holder may reasonably require, setting forth the calculation determining whether, for such Payment Date, a Base Payment is payable and, if so, the calculation of such Base Payment. The payments described in paragraphs (i) and (ii) above shall, in each case, be applied first to accrued interest and then to outstanding principal. All principal and interest remaining outstanding on the Maturity Date (as defined below) shall be immediately payable on such date.

The Company shall permit any authorized representatives of the Holder free and full access at all reasonable times and upon reasonable notice to all of the books and records, including financial records, and properties of the Company and any of its subsidiaries for any reasonable purpose whatsoever. If the Holder shall reasonably believe that there has been any inaccuracy in the Company’s calculation of the Base Payment for any Measurement Period, or is unable to form a reasonable belief due to the inadequacy of the Company’s books and records for such purpose, the Holder may require the Company to retain an independent auditor of regional reputation mutually satisfactory to the Company and the Holder to audit the Company’s financial records. If, in the course of such audit, it is determined that the Holder’s calculations of the Base Payments due for all Payment Dates preceding the completion of such audit have resulted in understating amounts properly due under the Note by five percent or more in the aggregate (such understatement “Material Underpayments”), any such Material Underpayments shall become immediately due and payable and the Company shall bear the full expense of such audit and shall reimburse the Holder for any costs incurred by it in connection with such audit (including, but not limited to, costs associated with allocation of Company personnel for the purposes of overseeing such audit). If the audit does not reveal any Material Underpayments, all direct third-party costs of such audit shall be borne by the Holder. In any event, any underpayments, whether or not they constitute Material Underpayments, shall be immediately remitted to the Holder upon their discovery.

As used herein the following terms shall have the following meanings:

“Base Payment” shall, with respect to any Payment Date, be equal to three percent of gross sales in excess of the Sales Target for the most recently completed Measurement Period preceding such Payment Date.

“Maturity Date” shall mean January 1, 2011.

“Measurement Period” shall mean any of the three-month periods immediately preceding each of April 1, 2006 and the 1st of each April, July, October and January thereafter until, and not including, the Maturity Date.

“Prime Rate” shall mean that annual rate of interest announced from time to time by Citibank, N.A. called its “prime rate”.

“Sales Target” shall mean $315,000.

This Note is subject to the following additional provisions:

Section 1. Default.

“Event of Default” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default by the Company in the payment of principal or interest payable in respect of this Note, which default continues for a period of twenty (20) calendar days after the receipt of notice from the Holder of such default;

(ii) any failure to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach of, this Note;

(iii) the Company shall commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the

“Bankruptcy Code”); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of such involuntary case; or a "custodian" (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay its debts generally as they become due; the Company shall call a meeting of all of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(iv) the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture, agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company or an amount exceeding Fifty Thousand Dollars ($50,000.00), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(vi) the Company has entered against it by any court or other adjudicatory body of competent jurisdiction any judgment in an amount equal to at least Fifty Thousand Dollars ($50,000.00).

Section 2. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term hereof. Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision hereof: (i) the aggregate of all interest that is contracted for, charged, or received under this Note shall not exceed the maximum amount of interest allowed by applicable law (the “Highest Lawful Rate”), and any excess shall be promptly credited to the Company by the Holder (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to the Company by the Holder); (ii) neither the Company nor any other Person now or hereafter liable hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (iii) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to the Holder for the use, forbearance, and detention of the debt of the Company to the Holder shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the Note exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Note shall be limited, notwithstanding anything to the contrary in this Note, to the Highest Lawful Rate, but any subsequent reductions in the Base Rate shall not reduce the interest to accrue pursuant to this Note below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Note under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had been in effect, then the Company agrees to pay to the Holder an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of this Note.

Section 3. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company.

Section 4. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 5. This Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Each of the parties consents to the exclusive jurisdiction of the federal courts or the state courts of The Commonwealth of Massachusetts in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Note. THE COMPANY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS NOTE.

Section 6. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 7. Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 8. Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month). As used herein, “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

Section 9. Notices. All notices, requests, consents and other communications hereunder to any party shall be contained in a written instrument addressed to such party at the address set forth in the preamble hereto or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) two days after being duly sent by first-class mail postage prepaid, or (c) one day after being duly sent by DHL, Federal Express or other recognized express courier service.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

TRUE TO FORM LIMITED, INC.

By:	/s/ Mark J. Allen
Mark J. Allen